Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces that Jeffrey D. Kelly will succeed Fred R. Donner as Chief Financial Officer

PEMBROKE, Bermuda, June 10, 2009— RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced the appointment of Jeffrey D. Kelly as Executive Vice President and Chief Financial Officer, effective July 6, 2009. Mr. Kelly will succeed Fred R. Donner, who is leaving the Company for personal reasons to return to the United States. Mr. Kelly, 55, formerly served as Chief Financial Officer of National City Corporation from 2000 until his retirement from the company in 2008. Mr. Kelly had also served in the additional post of Vice Chairman from 2004. Mr. Kelly is a member of the board of directors of The Progressive Corporation, where he serves as Chairman of the Investment and Capital committee.

Neill A. Currie, President and Chief Executive Officer of RenaissanceRe, said, “Fred has been a valued member of our team for the past three years, leading the further development of our accounting, control and financial reporting functions, expanding the talent and expertise of our finance function, and providing important input into our strategic growth plans. We thank Fred for his contributions to RenaissanceRe and wish him well.

“Jeff brings RenaissanceRe a wealth of experience from a nearly 30-year career at one of the United States’ largest diversified financial institutions, serving in its most senior finance role until his retirement last year. His experience at National City includes responsibility for several of its core banking businesses, large staff groups and for many years, managing its interest rate and market risk management activities. We will benefit from Jeff’s broad experience and leadership skills as we further develop the RenaissanceRe platform by capitalizing upon our leading underwriting, risk management and modeling expertise over the coming years,” concluded Mr. Currie.

Mr. Kelly, who will be based in Bermuda, will also join the Company’s Executive Committee. Mr. Donner will serve as an advisor to the Company through September 30, 2009 to help with the transition of responsibilities.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

###

Investor Contact:

RenaissanceRe Holdings Ltd.

Fred Donner

441-239-4758

or

Media Contact:

Kekst and Company

David Lilly or Dawn Dover

212-521-4800